UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K/A

CURRENT  REPORT

PURSUANT TO SECTION 13  OR  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 6, 2015

TRYCERA FINANCIAL, INC.
 (Exact name of registrant as specified in its Charter)

Nevada	0-30872	33-0910363
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18100 Von Karman Ave, Suite 850, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

(949) 705-4480
(Registrant’s telephone number, including area code)

______________________________________________
 (Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On April 6, 2015, the Board of Directors approved a new employment agreement for Ray A. Smith.  The employment agreement for Mr. Smith supersedes the prior employment agreement dated October 1, 2009 and is for a term of five (5) years.  This agreement is renewable in two-year increments unless terminated prior to expiration of a term.  Under the agreement, Mr. Smith is employed as the President and Chief Executive Officer.

The base salary is $240,000 per year, payable in month increments of $20,000, beginning January 1, 2016, as Mr. Smith has agreed to furlough all cash payments throughout 2015.  As a signing bonus for entering into the agreement, Mr. Smith received 13,500,000 shares of restricted common stock.  The employee is also eligible for performance bonuses and to participate in the Company’s stock option plan.  He is also entitled to participate in employee benefit plans, including health and retirement plans created hereafter.

The employment agreement is terminable upon the death or disability of the employee, or for cause, and may be terminated by the Company without cause which would require the Company to pay a severance benefit in an amount equal to one and one-half of the largest annual base salary under the agreement if terminated prior to April 6, 2016, and one times the largest annual base salary if terminated thereafter.

The agreement also contains provisions requiring the employee to maintain the confidentiality of any confidential information.  The agreement also includes provisions prohibiting the employee from soliciting any employees or clients of the Company for 24 months after the termination of the agreement.  The employee is also prohibited from competing with the Company for a period of 24 months after the termination of the agreement.

The agreement also includes an indemnification provision which requires the Company to indemnify the employee against proceedings initiated or threatened against him in his capacity as an officer, director, or employee of the Company or for another entity in which he serves at the request of the Company.  The agreement also provides that the Company will advance the employees expenses in such instances provided that the employee shall furnish an undertaking to repay such advances if it is ultimately determined that the employee was not entitled to be indemnified.

Item 3.02     Unregistered Sales of Equity Securities

On April 6, 2015, we issued 13,500,000 shares of common stock to Ray A. Smith pursuant to employment agreement entered into as described above.  The shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  Mr. Smith was accredited investor as defined in Rule 501 of Regulation D at the time of the acquisition.  He delivered appropriate investment representations with respect to the issuance and consented to the imposition of restrictive legends upon the certificates representing the shares.  He was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  He did not enter into the transaction with us as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  No commissions were paid in connection with the transaction.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

As disclosed under Item 1.01 above, the Company has entered into a new employment agreement with Mr. Ray Smith, which information is incorporated into the response for this item.

Item 9.01     Exhibits

99.1              Employment Agreement (see attached)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRYCERA FINANCIAL, INC.
(Registrant)

Date:   April 6, 2015                                                                              By:    /s/ Ray A. Smith
                  Ray A. Smith
                  President